EXHIBIT 10.15


                 CLINICAL TRIAL AND SPONSORED RESEARCH AGREEMENT


         This agreement ("AGREEMENT") is made as of December 1, 1996 ("EFFECTIVE DATE"), by and between BOSTON MEDICAL CENTER CORPORATION (hereinafter referred to as "BMCC"), a Massachusetts not-for-profit corporation with a principal place of business at One Boston Medical Center Place, Boston, Massachusetts 02118, which is a member institution of the Boston University Medical Center, and OXiGENE EUROPE AB (hereinafter referred to as "SPONSOR"), a corporation organized and existing under the laws of Sweden, with a principal place of business at Ideon Research Park, Scheelevagen 17, S-223 70 Lund, Sweden.


         WHEREAS, BMCC has developed certain technology involving cordycepin and deoxycorformycin that it desires to test in clinical trials and develop for commercial application;


         WHEREAS, SPONSOR is engaged in the design and development of drugs that enhance the clinical efficacy of radiation and chemotherapy in cancer treatment; and


         WHEREAS, the study and the research program contemplated by this AGREEMENT are of mutual interest and benefit to BMCC and SPONSOR.


         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:




                            ARTICLE I -CLINICAL TRIAL




1.1 BMCC hereby agrees to conduct a clinical trial (the "STUDY") in accordance with the study protocol entitled "A Phase I Study of Cordycepin Plus 2'-Deoxycorformycin in Refractory Patients with TdT-Positive Leukemias," a copy of which is attached hereto as APPENDIX A.


1.2 The STUDY will be conducted by Ronald P. McCaffrey, MD (the "INVESTIGATOR"), a faculty member of the Boston University School of Medicine at Boston Medical Center (location of STUDY). INVESTIGATOR shall conduct the STUDY with the prior approval and under the continuing supervisory review of all appropriate and necessary regulatory and other governmental authorities and in accordance with all applicable federal, state, foreign and local laws, statutes, rules and regulations ("APPLICABLE LAW"). In addition, BMCC and INVESTIGATOR shall provide SPONSOR with written evidence of review and approval of the STUDY by the Boston University Medical Center Institutional Review Board prior to initiation of the STUDY and of such Board's continuing review and approval of the STUDY.


1.3 Within a reasonable time after completion of each case, INVESTIGATOR shall furnish SPONSOR with signed case report forms containing the data resulting from the STUDY, and SPONSOR shall have the right to use such data for the purpose of seeking U.S. Food and Drug Administration approval. SPONSOR shall datapreserve patient confidentiality at all times. Any time and from time to time upon request of SPONSOR, BMCC and INVESTIGATOR will make STUDY records available to SPONSOR for comparison to case report forms. Such records will also be made available for review to representatives of the U.S. Food and Drug Administration and comparable foreign regulatory authorities. Records of the STUDY, including either the original or a copy of all consent forms, shall be retained in accordance with APPLICABLE LAW.


1.4 The STUDY shall be conducted during the period from December 1, 1996 through the later of (a) when the third patient has completed a treatment cycle at the maximum tolerated dose (MTD) determined pursuant to Section 6.1 of the STUDY protocol in EXHIBIT A; and (b) April 30, 1998 (the "COMPLETION DATE"). The STUDY may be terminated, at any time, by either party upon thirty (30) days prior written notice to the other party. Upon termination of the STUDY, the total funding amount provided for in Section 3.1 hereof shall be prorated based on the number of cycles of treatment that have been provided and the maximum number of cycles of treatment contemplated in the STUDY protocol in EXHIBIT A. Upon completion or early termination of the STUDY, an accounting will be made of the clinical supplies provided for the STUDY by SPONSOR and any such supplies remaining will be returned to SPONSOR.


                         ARTICLE II -- RESEARCH PROGRAM




2.1 BMCC hereby agrees to conduct the research program described in the Statement of Work attached hereto as APPENDIX B (the "RESEARCH PROGRAM"), and will furnish the facilities necessary to carry out such RESEARCH PROGRAM. The RESEARCH PROGRAM will be conducted under the direction of Drs. Ronald McCaffrey and Alan Sugar as principal researchers (the "RESEARCHERS"). SPONSOR's technical/scientific representatives shall be Drs. Hans Wigzell and Ronald Pero or such other representative(s) as SPONSOR may designate from time to time in writing (the "OXiGENE REPRESENTATIVES"). The RESEARCH PROGRAM shall be conducted during the period from December 1, 1996 through November 30, 1999.


2.2 SPONSOR understands that BMCC's primary mission is education and advancement of knowledge and that the RESEARCH PROGRAM will be performed in a manner best suited to carry out that mission. The manner of performance of the RESEARCH PROGRAM shall be determined by the RESEARCHERS in consultation with the OXiGENE REPRESENTATIVES.


2.3 Upon the execution and delivery of this AGREEMENT, each of Drs. Ronald McCaffrey and Alan Sugar will join the Scientific Advisory Board of OXiGENE, Inc., a Delaware corportion and the parent company of SPONSOR.


2.4 BMCC shall promptly advise SPONSOR if for any reason either one of the RESEARCHERS ceases to be available to work on the RESEARCH PROGRAM. If BMCC and SPONSOR cannot agree on a qualified scientist as a replacement RESEARCHER, SPONSOR may terminate the RESEARCH PROGRAM on sixty (60) days written notice to BMCC.


                           ARTICLE III - COMPENSATION




         3.1 In consideration of BMCC's agreement to conduct the STUDY as described herein, SPONSOR agrees to pay BMCC the amount set forth on Schedule 3.1.

         3.2 In consideration of BMCC's agreement to conduct the RESEARCH PROGRAM as described herein, SPONSOR agrees to pay BMCC the amount set forth on Schedule 3.2. SPONSOR and RESEARCHERS shall agree on a budget for each subsequent year no later than three (3) months prior to the beginning of the year to which the budget relates. BMCC shall retain title to all equipment purchased and/or fabricated by it with funds provided by SPONSOR in connection with the RESEARCH PROGRAM.


         3.3 Payments to be made pursuant to Section 3.1 or 3.2 hereof shall be made in the name of "Boston Medical Center Corporation," and shall be sent to Boston Medical Center Corporation, Office of Grants and Contracts, One Boston Medical Center Place, Suite V412, Boston, MA 02118, Attn: Director.




                  ARTICLE IV - REVIEW, CONSULTATION AND ACCESS




         4.1 From time to time during the performance of the STUDY and the RESEARCH PROGRAM, the OXiGENE REPRESENTATIVES, upon reasonable advance notice, shall have access to, and shall have the opportunity to consult with, the INVESTIGATOR and the RESEARCHERS regarding the STUDY and the RESEARCH PROGRAM, as the case may be. INVESTIGATOR shall submit a written progress report every three
               (3) months during the period of performance of the RESEARCH PROGRAM and a full written report every twelve (12) months during the period of performance of the RESEARCH PROGRAM. These reports shall include an accounting for the disposition of funds provided pursuant to Section 3.2 in the period being reported on and, if requested by SPONSOR, a projection of budget requirements for the next twelve (12) months.


         4.2 BMCC and SPONSOR shall meet and review the progress of the RESEARCH PROGRAM on or before September 1, 1997. If as a result of this meeting, SPONSOR, in its sole and absolute discretion, determines that (i) scientific progress has been inadequate, or
               (ii) the results obtained pursuant to the STUDY indicate that clinical use of cordycepin will not be economically viable within a reasonable time, then SPONSOR may give notice to BMCC no later than October 1, 1997 that it wishes to terminate the RESEARCH PROGRAM or the STUDY, or both, effective November 30, 1997.


         4.3 BMCC and SPONSOR shall again meet and review the progress of the RESEARCH PROGRAM on or before September 1, 1998. If as a result of this meeting, SPONSOR, in its sole and absolute discretion, determines that (i) scientific progress has been inadequate, or
               (ii) the results obtained pursuant to the STUDY indicate that clinical use of cordycepin will not be economically viable within a reasonable time, then SPONSOR may give notice to BMCC no later than October 1, 1998 that it wishes to terminate the RESEARCH PROGRAM or the STUDY, or both, effective November 30, 1998.



                            ARTICLE V -- PUBLICATION




         5.1 Subject to the provisions of this AGREEMENT regarding CONFIDENTIAL INFORMATION (as defined in Section 6.1 hereof), BMCC, the INVESTIGATOR and the RESEARCHERS shall be free to publish or to present at professional scientific conferences the results of the STUDY and the RESEARCH PROGRAM conducted pursuant to this AGREEMENT. In order to give SPONSOR an opportunity to protect against loss of confidentiality or patent rights as a result of publication, BMCC shall submit copies of drafts of any article on the research written by RESEARCH PROGRAM personnel to SPONSOR for review and comment at least thirty (30) days prior to the anticipated date of submission of any article for publication. If SPONSOR, in its reasonable judgment, determines that it needs additional time to seek patent protection for the information, then BMCC, the INVESTIGATOR and the RESEARCHERS, as the case may be, agree to defer the submission for publication for an additional thirty (30) days.


             ARTICLE VI -- CONFIDENTIALITY OF SPONSOR'S INFORMATION




         6.1 SPONSOR may wish, from time to time, in connection with work contemplated by this AGREEMENT, to disclose confidential information to BMCC, the INVESTIGATOR, the PRINCIPAL RESEARCHERS or other STUDY or RESEARCH PROGRAM personnel. BMCC, the INVESTIGATOR and the RESEARCHERS shall, and shall cause any STUDY or RESEARCH PROGRAM personnel to, keep confidential any proprietary information received from SPONSOR which is designated in writing by SPONSOR as "Confidential" ("CONFIDENTIAL INFORMATION"), for a period of five (5) years from the date of receipt of such CONFIDENTIAL INFORMATION, provided that this obligation shall not apply to any information which: (a) was already known to the INVESTIGATOR or THE RESEARCHERS as evidenced by the respective records;


               (b) is or later becomes publicly known under circumstances not involving a breach of this AGREEMENT by the INVESTIGATOR, the RESEARCHERS or any other person subject to a CONFIDENTIALITY AGREEMENT (as defined below);


               (c) BMCC, the INVESTIGATOR or the RESEARCHERS are legally compelled to disclose pursuant to a valid subpoena, court order or requirement of applicable law, provided, however, that in such event BMCC, the INVESTIGATOR or the RESEARCHERS, as the case may be, shall give prompt notice to SPONSOR so that SPONSOR may seek a protective order or other appropriate remedy.


         6.1 INVESTIGATOR and the RESEARCHERS shall require any STUDY or RESEARCH PROGRAM personnel to whom it is or becomes necessary to disclose CONFIDENTIAL INFORMATION to sign a Confidentiality Agreement in the form attached hereto as APPENDIX C (the "CONFIDENTIALITY AGREEMENT").


         6.2 Neither INVESTIGATOR and the RESEARCHERS, nor BMCC and its trustees, officers, employees and agents shall be liable for any claim or damage resulting from the disclosure of CONFIDENTIAL INFORMATION, except to the extent the same result from negligence or willful misconduct. In no event shall INVESTIGATOR, the RESEARCHERS and BMCC and its trustees, officers, employees and agents be liable for indirect, special or consequential damages (including, but not limited to, lost profits). In no event shall the liability of INVESTIGATOR, the RESEARCHERS and BMCC, and its trustees, officers, employees and agents exceed the amounts payable to BMCC under this AGREEMENT. The foregoing notwithstanding, each of the INVESTIGATOR, the RESEARCHERS and BMCC agree that the provisions regarding CONFIDENTIAL INFORMATION contained in this AGREEMENT are fair and reasonable, that money damages would not be a sufficient remedy for any breach of this AGREEMENT by INVESTIGATOR, the RESEARCHERS, BMCC or STUDY or RESEARCH PROGRAM personnel and that, in addition to all other remedies, SPONSOR shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.




                            ARTICLE VII -- PUBLICITY




         7.1 Neither party shall use the name of the other party or of any INVESTIGATOR or RESEARCHER in any advertising or promotional material without the prior written approval of the other party. The foregoing notwithstanding, (i) BMCC shall acknowledge SPONSOR's support of the STUDY and the RESEARCH PROGRAM in BMCC's customary reports and publications, (ii) SPONSOR may disclose the existence and describe the terms of, and may file a copy of this AGREEMENT (redacted to the extent permitted by APPLICABLE LAW to ensure confidentiality) as an exhibit to, its press releases, reports and filings, including, but not limited to, releases, reports and filings with the U.S. Securities and Exchange Commission and relevant foreign government authorities; and (iii) SPONSOR may make reference to technical publications by Drs. McCaffrey and Sugar or their co-authors. Any publicity of this AGREEMENT pursuant to this Article VII shall describe the relationship of the parties accurately and appropriately.


                     ARTICLE VIII -- INVENTIONS AND PATENTS




         8.1 BMCC shall own all rights to any inventions made by it which arise out of the RESEARCH PROGRAM. "Inventions" shall include (a) the pre-existing patents, patent applications and other intellectual property rights listed in APPENDIX D hereto, and (b) any patentable discovery or invention made in the course of the RESEARCH PROGRAM and funded by SPONSOR, including, but not limited to, processes, methods, formulas and techniques.


         8.2 BMCC shall promptly notify SPONSOR in writing of its intention to file a patent application relating to an Invention made by BMCC in the course of the RESEARCH PROGRAM. BMCC shall consult with, and provide SPONSOR with an opportunity to review and comments upon, any patent application prior to the filing thereof.


         8.3 SPONSOR shall have the option to acquire, substantially on the terms and conditions set forth in APPENDIX E hereto, a royalty-bearing, exclusive, worldwide license (the "LICENSE"), including the right to sublicense, to make, have made, use, lease, market and sell products embodying, or produced through the use of, any Invention. With respect to Section 8.1.(a), SPONSOR must exercise said option by written notice to BMCC prior to the later of (x) November 1, 1997, and (y) three months after the COMPLETION DATE (as defined in Section 1.4 hereof). With respect to Section 8.1.(b), SPONSOR must exercise said option within six (6) months after receiving written notice from BMCC of the filing of a patent application. If SPONSOR elects to exercise its option to acquire the LICENSE, both parties agree to negotiate the specific items of such LICENSE in good faith. The parties agree to use their reasonable best efforts to complete all LICENSE negotiations, including the execution of an agreement, within six (6) months of SPONSOR's written notice to BMCC electing to exercise its option, provided, however, that if BMCC and SPONSOR agree that reasonable progress has been made in the negotiations of a LICENSE agreement, the six-month period shall be extended to allow for the conclusion of such negotiations and the execution of such LICENSE agreement. If no agreement on the terms and conditions of a LICENSE agreement can be reached within the period provided in the preceding sentence, then BMCC shall be free to negotiate a license arrangement with a third party. If the terms and conditions agreed with any third party taken in total are materially more favorable to the third party than those that were last offered to and not accepted by SPONSOR, then BMCC shall give prompt written notice (the `THIRD PARTY LICENSE NOTICE") to SPONSOR of the terms and conditions and SPONSOR shall have a right of first refusal (exercisable by written notice to BMCC within ten (10) days after receipt by SPONSOR of the THIRD PARTY LICENSE NOTICE) to enter into a license arrangement with BMCC on the terms and condictions negotiated between BMCC and such third party.


                             ARTICLE IX -- LIABILITY




         9.1 SPONSOR shall defend, indemnify and hold harmless BMCC, its trustees, officers, employees and agents and their respective successors, heirs and assigns (collectively, the "INDEMNITEES"), against any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) that may be incurred by or imposed upon the INDEMNITEES, or any of them, in connection with any claim, suit, demand, action or judgment arising out of the following: (a) the design, production, manufacture, sale, use in commerce, lease, or promotion by SPONSOR or by an affiliate or sublicensee of SPONSOR of any product, process or service relating to or developed pursuant to this Agreement; or (b) any other activities to be carried out pursuant to this Agreement.


         9.2 SPONSOR's indemnification shall not apply to any liability, damage, loss or expense to the extent the same is attributable to: (i) the negligence or willful misconduct of any of the INDEMNITEES; or (ii) if the RESEARCH PROGRAM involves a clinical trial of an investigational drug, a failure of any of the INDEMNITEES to adhere to the terms of the protocol or SPONSOR's written instructions relative to use of the investigational drug; or (iii)the loss by BMCC of its status as a not-for-profit corporation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.


         9.3 BMCC MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE, CONCEIVED, DISCOVERED OR DEVELOPED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. BMCC SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY SPONSOR, ANY LICENSEE OR ANY OTHERS RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.


                       ARTICLE X -- INDEPENDENT CONTRACTOR




         10.1 For the purpose of this AGREEMENT and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.


                       ARTICLE XI -- TERMS AND TERMINATION




         11.1 BMCC may terminate the RESEARCH PROGRAM upon thirty (30) days prior written notice to SPONSOR if circumstances beyond its control reasonably preclude continuation of the RESEARCH PROGRAM.


         11.2 In the event that either party shall be in default of any of its obligations under this AGREEMENT and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, the party not in default shall have the right to terminate this AGREEMENT by giving written notice thereof.


         11.3 Termination or cancellation of this AGREEMENT shall not affect the rights and obligations of the parties accrued prior to termination. Upon any termination hereof, BMCC shall be entitled to be compensated for all reasonable out-of-pocket expenses and uncancellable commitments incurred as of the effective date of termination in an amount not to exceed the total contract amount stated in Article III above.


         11.4 Articles VI and VIII and any other provisions of this AGREEMENT which by their nature extend beyond the termination hereof shall survive such termination.


                      ARTICLE XII -- MEDIATION/ARBITRATION




         12.1 In the event a controversy or dispute arises between the parties relating to any provision of this AGREEMENT, including, but not limited to, the specific terms of any LICENSE agreement being negotiated in connection with the exercise of SPONSOR'S option pursuant to Section 8.3 hereof, or the breach of any provision of this AGREEMENT, the parties agree to use the following procedure prior to either party pursuing other available remedies. (a) The parties shall promptly hold a meeting, such meeting to be attended by individuals with decision-making authority regarding the dispute, in an attempt to negotiate a resolution of the dispute in good faith. (b) If within thirty (30) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation by the American Arbitration Association (the "AAA"), the cost of such mediation to be borne equally by both parties.
               (c) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty
               (30) days. If the parties are not successful in resolving the dispute through mediation, then either party may submit the dispute to arbitration, unless the parties mutually agree otherwise.


         12.2  Arbitration shall be subject to the following terms:

               (a) The arbitration shall be held at a mutually agreeable location in the Boston, Massachusetts metropolitan area.

               (b) The arbitrator(s) shall be an independent, impartial third party(ies) having no direct or indirect personal or financial relationship to any of the parties to the dispute, who has(have) agreed to accept the appointment as arbitrator(s) on the terms set out in this ARTICLE XII.

               (c) The arbitrator(s) shall be an active or retired attorney, law professor or judicial officer with at least five (5) years experience in commercial technology transfer matters and a familiarity with the laws governing proprietary rights in intellectual property.

               (d) The arbitrator(s) shall be selected as follows: Each party shall submit a description of the matter to be arbitrated together with the terms of this ARTICLE XII to the AAA at its Regional Office in Boston, Massachusetts. The AAA shall submit to the parties a list of the qualified arbitrators available to arbitrate the matter. The first arbitrator acceptable to both parties shall be deemed the selected arbitrator with respect to the dispute then at issue under this AGREEMENT. In the event of a failure to select a mutually agreeable arbitrator, the parties will each select an arbitrator and the two arbitrators will select a third arbitrator.

               (e) Within sixty (60) days after selection of the arbitrator(s), each party shall submit a description of the matter to be arbitrated to said arbitrator(s).

               (f) From the date the arbitrator(s) is in possession of both parties' submitted material, the arbitrator(s) shall have forty-five (45) days in which to hear oral testimony and render a decision. Each party shall have a maximum of two
                    (2) working days during said forty-five day period in which to present oral testimony.

               (g) Time periods set forth in this ARTICLE XII may be altered only by mutual consent of the parties.

               (h) The arbitrator(s) shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award and any relevant conclusions of law.

               (i) The fees of the arbitrator(s) and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator(s), except that the prevailing party shall pay no more than one-half of such costs.

               (j) Except as provided in Section 12.2 (i) the decision of the arbitrator(s) shall be final and binding on all parties, and judgment may be entered thereon in any court having jurisdiction thereof.


                             ARTICLE XIII -- GENERAL




         13.1 This AGREEMENT may not be assigned by either party without the prior written consent of the other party, provided, however, that SPONSOR may assign this AGREEMENT, in whole or in part, to any person controlling, under common control with or controlled by SPONSOR. The foregoing notwithstanding, the sale of all or substantially all of SPONSOR's assets or the merger or consolidation of SPONSOR with or into another entity shall not be deemed an assignment by SPONSOR of this AGREEMENT.


         13.2 This AGREEMENT constitutes the entire and only agreement between the parties relating to the STUDY and the RESEARCH PROGRAM, and all prior negotiations, representations, agreements and understandings are superseded hereby. No representations and warranties other than those expressly set forth herein shall be deemed to have been made. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.


         13.3 Any notice required by this AGREEMENT shall be sufficiently given if sent in writing by prepaid, first class, certified or registered mail, return receipt requested, addressed in the case of BMCC to:

                  Office of General Counsel
                  Boston Medical Center Corporation
                  One Boston Medical Center Place, Suite 217
                  Boston, MA  02118
                           Attn.: General Counsel


              with a copy to:

                  Office of Technology Transfer
                  Community Technology Fund
                  Boston University
                  80 E. Concord Street, Suite L307C
                  Boston, MA 02118
                           Attn.:   Director


              or in the case of SPONSOR to:

                  OXiGENE Europe AB
                  Ideon Research Park
                  Scheelevagen 17
                  S-223 70 Lund,
                  SWEDEN
                  Attn.:   Chief Operating Officer


             with a copy to:

                  OXiGENE, Inc.
                  110 East 59th Street
                  29th Floor
                  New York, NY 10022
                  Attn.:   Vice President


         or at such other address as may be designated by notice given from time to time pursuant to the terms of this provision.


         13.4 This AGREEMENT shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized representatives


OXiGENE EUROPE AB                        BOSTON MEDICAL CENTER
                                         CORPORATION


By:      /S/ BJORN NORDENVALL            By:      /S/ KEVIN WARD
         --------------------                     --------------

Name: Bjorn Nordenvall                    Name:    Kevin Ward



Title:   President and CEO               Title:   Director of Financial Planning


By:      /S/ BO HAGLUND                  By:      /S/ EDWARD J. CHRISTIANSEN
         --------------                           --------------------------

Name:     Bo Haglund                        Name:    Edward J. Christiansen


Title:   Chief Financial Officer         Title:   Counsel





Each of the undersigned acknowledges to have read the foregoing AGREEMENT and agrees to bound by, and comply with, the terms and conditions thereof.


By:      /S/ RONALD MCCAFFREY                 By:      /S/ ALAN M. SUGAR


Name:    Ronald McCaffrey, MD                 Name:    Alan M. Sugar, MD


Title:   Investigator and Researcher          Title:   Researcher


Date:    December 10, 1996                    Date:    December 11, 1996